Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-82612, 333-05811, 333-44983, 333-44979, 333-101725, 333-101729, 333-110141, 333-134043 ,333-157638, and 333-161232 on Form S-8 and Registration Nos. 333-74590, 333-110477, 333-112452, 333-124107, 333-141720, and 333-155346 on Form S-3 of our reports dated March 1, 2010, relating to the consolidated financial statements and consolidated financial statement schedule of Scientific Games Corporation , and the effectiveness of Scientific Games Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Scientific Games Corporation for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 1, 2010